UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2012

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

1-32944	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Entry into a Material Definitive Agreement

Item 1.01 Entry into a Material Definitive Agreement

On February 27, 2012, PPL Corporation (“PPL” or the “Company”) issued a press release announcing that on February 23, 2012 its indirect wholly owned subsidiary, PPL Generation, LLC (“PPL Generation”), entered into a definitive agreement (“Acquisition Agreement”) to acquire from AES Ironwood, Inc. (“Seller”), a subsidiary of The AES Corporation (“AES”), all of the equity interests of AES Ironwood, L.L.C. and AES Prescott, L.L.C., which together own and operate the 705 megawatt AES Ironwood combined-cycle natural-gas-fired power plant (“Ironwood Facility”) located in Lebanon, Pennsylvania. The Ironwood Facility began operation in 2001 and, since July 1, 2008, PPL EnergyPlus, LLC, the indirect wholly owned marketing and trading subsidiary of PPL, has supplied natural gas for the operation of the Ironwood Facility in return for receiving its full electricity output pursuant to a tolling agreement that expires in 2021.

The Acquisition Agreement provides for the sale of 100% of the issued and outstanding membership interests (the “Interests”) of each of AES Ironwood, L.L.C. and AES Prescott, L.L.C. (the “Acquired Companies”) to PPL Generation. The consideration payable by PPL Generation in respect of the acquisition is $87 million in cash, which includes approximately $4.8 million of net working capital of the Acquired Companies expected to be received at closing, plus the assumption at closing, through consolidation as a result of acquiring the Interests, of approximately $217 million of net outstanding project indebtedness of AES Ironwood, L.L.C. The outstanding project indebtedness is represented by $308.5 million aggregate principal amount of AES Ironwood, L.L.C. 8.875% senior secured bonds due 2025, the net amount of which expected to be outstanding at closing is approximately $226 million, plus $8 million of debt service reserve loans, less approximately $17 million of restricted cash reserves. The cash purchase price is subject to adjustment based on the amounts by which the actual closing date net working capital and net project indebtedness vary from expected balances.

Seller and PPL Generation have each made customary representations, warranties and covenants in the Acquisition Agreement. The transaction is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, receipt of required regulatory approvals, including approval by the Federal Energy Regulatory Commission under section 203 of the Federal Power Act, and either a reaffirmation of the current ratings of Standard & Poor’s Rating Group and Moody’s Investors Services, Inc. on the outstanding project indebtedness or consent of the holders of two-thirds of the outstanding project indebtedness.

PPL Energy Supply, LLC, the parent of PPL Generation, has agreed to guarantee PPL Generation’s obligations under the Acquisition Agreement until the cash purchase price has been paid in full, including any post-closing adjustments for net working capital and project indebtedness.

The foregoing summary of the Acquisition Agreement and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Acquisition Agreement, which is filed herewith as Exhibit 99.2.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure

A copy of the press release announcing the transaction described in Section 1 above is furnished herewith as Exhibit 99.1.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1 -	Press release, dated February 27, 2012, of PPL Corporation announcing definitive agreement to acquire AES Ironwood, L.L.C. and AES Prescott, L.L.C. from a subsidiary of The AES Corporation.

99.2 -	Acquisition Agreement dated as of February 23, 2012 by and among AES Ironwood, Inc., The AES Corporation, PPL Generation, LLC and PPL Energy Supply, LLC.

Statements contained in this Current Report on Form 8-K, including statements with respect to future earnings and generation operations are “forward-looking statements” within the meaning of the federal securities laws. Although PPL and PPL Energy Supply believe the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. Among the important factors that could cause actual results to differ materially from the forward-looking statements are: market demand and prices for energy, capacity and fuel; weather conditions affecting customer energy usage and operating costs; competition in power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; operating performance of plants and other facilities; the length of scheduled and unscheduled outages at our plants, environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset or business acquisitions and dispositions; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Paul A. Farr
Paul A. Farr Executive Vice President and Chief Financial Officer

PPL ENERGY SUPPLY, LLC

By:	/s/ Paul A. Farr
Paul A. Farr Executive Vice President

Dated: February 27, 2012